  Exhibit 99.1

American Resources Corporation Restarts Production at Carnegie 1 Metallurgical Coal Mine

May 2nd, 2019 | Source: American Resources Corp.

FISHERS, INDIANA / ACCESSWIRE / May 2nd, 2019 / American Resources Corporation (NASDAQ: AREC), a supplier of raw materials to the rapidly growing global infrastructure marketplace, with a primary focus on the extraction, processing, transportation and selling of metallurgical coal to the steel industry, announced today that they are restarting production at its Carnegie 1 mine under its previously stated, expanded production plan. The Carnegie 1 mine, an underground mine, located in Pike County, Kentucky and within the Lower Alma coal seam, produces High Vol A/B metallurgical coal.

American Resources commenced initial development production at Carnegie 1 in the spring of 2017 to confirm the appropriate mining style and equipment that would be most productive and efficient. The initial results verified the potential of significantly expanding the mine for long-term, stable production. American Resources has invested the necessary capital to acquire additional equipment and infrastructure, and to further develop and restructure the Carnegie 1 mine to significantly expand its output, revenue, margin, and cash flow, and to complete Phase 1 of its three-phase plan. The three phases are as follows:

Phase 1 (Complete):
Production infrastructure has been redeveloped and expanded to operate a walking super section (which utilizes two continuous miners versus the typical one continuous miner) during two production shifts with an additional supportive maintenance shift. The first continuous miner has been delivered and is producing coal this week. The second continuous miner is currently having proximity detection safety technology installed and will be delivered to the mine shortly post-completion. Initial production range is anticipated to be approximately 14,000 to 20,000 clean tons per month with both continuous miners producing.

Phase 2 (June - July):
Production will be expanded from a walking super section to a full super section. Production range is expected to be approximately 18,000 to 22,000 clean tons per month.

Phase 3 (Oct - Nov):
Production will again be expanded to operate two separate sections: one being a full super section and the other a walking super section, with two production shifts and one maintenance shift. Initial production range is expected to be approximately 32,000 to 42,000 clean tons per month.

Once fully implemented, American Resources expects the Carnegie 1 mine to contribute an estimated $3.45 million in monthly revenue and an annual revenue run rate of approximately $41 million. Additionally, the Company will continue to develop a series of metallurgical coal mines within the same permit as the Carnegie 1 mine which include underground mines in both the Lower Alma and Upper Alma coal seams, which are the Carnegie 2 and Carnegie 3 mines. The Company also has additional expansion planned at the Carnegie mine site to include surface mining both the Upper Alma and Lower Alma coal seams.

“First and foremost, we applaud our team for all of their efforts to complete Phase 1 of our growth plan at our Carnegie 1 mine on time and on budget”, stated Mark Jensen, Chief Executive Officer of American Resources Corporation. “This is an important milestone in our overall growth as it enables us to further deliver on our commitment to our customers, employees, and shareholders to being the fastest growing company in our industry. The quality of our Carnegie coal enables us to expand the metallurgical coal sales price and volumes at our McCoy Elkhorn complex, further increasing the company’s revenues and margins.”

As in the past, all production at the Carnegie mines will be trucked to the company’s McCoy Elkhorn Coal facility to be processed and loaded onto rail. Additionally, the enhanced production will give American Resources the ability to blend the coal from its Carnegie mines with other metallurgical production at McCoy Elkhorn to offer its customers a very attractive high-vol metallurgical coal product. As a result of the increased tonnage, the fixed operating costs at the McCoy process and load out complex will further be reduced on a per ton basis, providing further margin expansion.

American Resources Corporation continues to focus on its growth objective by efficiently leveraging its large number of core mining permits and through identifying strategic, supplemental acquisitions and continuing to consolidate quality coal assets for future growth and production. The company is committed to being one of the lowest cost operators in CAPP and throughout all its coal mining, processing, and transportation operations.

About American Resources Corporation

American Resources Corporation is a supplier of raw materials to the rapidly growing global infrastructure marketplace. The company’s primary focus is on the extraction, processing, transportation and selling of metallurgical coal and pulverized coal injection (PCI) to the steel industry. The company operations are based in the Central Appalachian basin of eastern Kentucky and southern West Virginia where premium quality metallurgical products are located.

The company’s business model is based on running a streamlined and efficient operation to economically extract and deliver resources to meet its customers’ demands. By running operations with low or no legacy costs, American Resources Corporation works to maximize margins for its investors while being able to scale its operations to meet the growth of the global infrastructure market.

Website:

http://www.americanresourcescorp.com

Institutional/Retail/Individual Contact:

American Capital Ventures
Howard Gostfrand, President
305-918-7000 – Office
hg@amcapventures.com
www.amcapventures.com

Company Contact:
Mark LaVerghetta
317-855-9926 ext. 0
Vice President of Corporate Finance and Communications
investor@americanresourcescorp.com

Special Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties, and other important factors that could cause the Company’s actual results, performance, or achievements or industry results to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements. These statements are subject to a number of risks and uncertainties, many of which are beyond American Resources Corporation’s control. The words “believes”, “may”, “will”, “should”, “would”, “could”, “continue”, “seeks”, “anticipates”, “plans”, “expects”, “intends”, “estimates”, or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Any forward-looking statements included in this press release are made only as of the date of this release. The Company does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure you that the projected results or events will be achieved.

Source: American Resources Corporation